Exhibit 99.2

Immediately

M. A. Hatfield (414) 765-7809

MARSHALL & ILSLEY CORPORATION REPORTS SECOND QUARTER EARNINGS

Milwaukee, WI - July 12, 2001 - Marshall & Ilsley Corporation today announced operating income for the second quarter ended June 30, 2001 was $98.1 million, up from the $90.7 million recorded in the same period in 2000. Diluted income per share increased 9.6 percent to $.91 for the second quarter, versus $.83 for the same period a year ago. Cash diluted income per share was $.95, versus $.88 a year ago.

Return on average assets was 1.51 percent versus 1.46 percent in 2000. Return on tangible equity was 20.15 percent this quarter compared to 21.52 percent for the second quarter of 2000.

Operating income for the six months ended June 30, 2001 amounted to $189.2 million or $1.76 on a diluted per share basis compared to $181.5 million or $1.66 per share for the first half of 2000.

The Corporation's provision for loan losses was $10.7 million in the second quarter versus $9.6 million in the same period last year. Net charge-offs for the period were $6.6 million, or .15 percent of total average loans outstanding this year and $8.0 million a year ago or .19 percent of total average loans. At June 30, 2001, the allowance for loan losses was 1.37 percent of total loans compared to 1.35 percent a year earlier. Nonperforming assets were .83 percent of total loans at June 30, 2001 and .77 percent at June 30, 2000.

Operating income in 2001 excludes non-recurring charges related to changes and acquisitions at the Corporation's Metavante subsidiary, auto lease residual value write-downs, the final charges for charter consolidation and the effect of adopting the standard for accounting for derivatives and hedging activities, all as previously announced and discussed in the update provided by the Corporation on June 22, 2001. For the three and six months ended June 30, 2001, these charges amounted to $38.4 million and $43.3 million, respectively on an after-tax basis.

Operating income for the six months ended June 30, 2000, excludes the effect of adopting Staff Accounting Bulletin No 101, Revenue Recognition, which aggregated $2.3 million after-tax.

Net income and diluted income per share amounted to $59.7 million or $.55 per share in the second quarter of 2001 compared to $90.7 million or $.83 per share in the second quarter of 2000. For the six months ended June 30, 2001 and 2000, net income and diluted income per share amounted to $145.8 million or $1.35 per share compared to $179.2 million or $1.64 per share, respectively.

Assets at quarter end were $25.9 billion, compared to $25.2 billion for the same period in 2000. Book value per share was $22.18 at June 30, 2001, compared to $19.91 for the same date a year ago. Total loans were $17.8 billion, versus $17.4 billion at June 30, 2000.

M&I has received regulatory approval for its proposed acquisition of National City Bancorporation, Minneapolis, Minnesota (NCBM). Assuming NCBM's shareholders approve the transaction at their Special Meeting on July 24, 2001, and the other conditions to closing are met, M&I would expect to complete the merger on July 31, 2001.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wisconsin with $25.9 billion in assets. Founded in 1847, M&I has the largest retail banking presence in Wisconsin with 212 offices throughout the state. In addition, M&I retail locations are located in Phoenix and Tucson, Arizona; Las Vegas, Nevada; and Naples, Florida. M&I also provides trust and investment management, equipment leasing, mortgage banking, financial planning, investments, insurance services and data processing from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I's customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements concerning M&I's future operations, including the expected completion of the NCBM acquisition. Such statements are subject to important factors which could cause M&I's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in M&I's Annual Report on Form 10-K for the year ended December 31, 2000 and as may be described from time to time in M&I's subsequent SEC filings, and such factors are incorporated herein by reference.

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Note:

Marshall & Ilsley Corporation will hold a conference call at 11:00 a.m. central daylight time Thursday, July 12, regarding second quarter earnings. For those interested in listening, please call 1 (800) 347-6311 and reference the M&I Quarterly Conference Call. If you are unable to join us at this time, a replay of the call will be available through Thursday, July 19, 5:00 p.m. central daylight time by calling 1 (800) 839-6713 and using passcode 433 72 97.